EXHIBIT 99.1

NEWS FOR RELEASE: 9-15-2005                             CONTACT:  Lee Brown
                                                        719-481-7213
                                                        lee.brown@ramtron.com

                        RAMTRON APPOINTS NEW BOARD MEMBER

Colorado Springs, CO - September 15, 2005. Ramtron International Corporation (Nasdaq: RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (FRAM) products, today announced the appointment of Theodore J. Coburn to its board of directors. The new seat filled by this appointment brings the Ramtron board to a total of nine directors.

"Mr. Coburn's tenure and experience in the financial services sector will be a tremendous asset to our board and company, as we navigate the next phase of our business growth and corporate development following the acquisition of Goal Semiconductor in August," said Ramtron CEO Bill Staunton.

Theodore J. Coburn
------------------

Theodore J. Coburn is president of the Coburn Capital Group, a boutique investment bank based in New York City. The firm provides advisory services for corporate finance and mergers and acquisitions (M&A), with a particular focus on emerging and mid-capitalization public companies and private companies. Mr. Coburn is also a partner of Triton Real Estate Partners, a real estate development company. He is actively involved in the mutual fund industry, serving on a number of fund boards, and is chairman of the Allianz Global Investors Mutual Funds.

Prior to his position with Coburn Capital, Mr. Coburn was senior vice president and head of the Domestic Corporate Client Group at the Nasdaq Stock Market, Inc. (Nasdaq: NDAQ), where he developed and implemented a strategic plan for services offered to listed companies. Previously, he was a partner at Brown, Coburn & Co., which provided a full range of investment banking services to small- to mid-capitalization growth companies. Advisory services included M&A, private placements of debt and equity, financial and business issues, and initial public offerings. Mr. Coburn has also held executive management positions with several leading financial services firms, including Prudential Securities, Merrill Lynch Capital Markets, Becker Paribas, and Kidder, Peabody & Co.

Mr. Coburn received a B.S. degree in Economics and Finance from the University of Virginia; an M.B.A. degree from Columbia Graduate School of Business; and a Master of Divinity degree, a Masters degree in Education, and a Certificate of Advanced Studies in Cognitive Development from Harvard University.

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About Ramtron
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Ramtron International Corporation (Nasdaq: RMTR) is the leading supplier of nonvolatile ferroelectric semiconductors, including serial and parallel ferroelectric random access memory (FRAM) devices and mixed-signal devices that integrate a variety of commonly needed discrete analog and mixed-signal functions for processor-based systems. For more information, visit www.ramtron.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties, including but not limited to: the effect of global economic conditions, shifts in supply and demand, market acceptance, the impact of competitive products and pricing, product development, commercialization and technological difficulties, and capacity and supply constraints. Please refer to Ramtron's Securities and Exchange Commission filings for a discussion of such risks.

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